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                                                                    EXHIBIT 99.5



           LITHIUM TECHNOLOGY CORPORATION ANNOUNCES PRE-MERGER UPDATE

Plymouth Meeting, Pennsylvania, February 14, 2001. Lithium Technology Corporation, a pilot line stage lithium polymer battery manufacturer ("LTC", "the Company") (OTC Bulletin Board LITH.OB), today provided details on the latest status of its planned merger with Ilion Technology Corporation, formerly Pacific Lithium Limited (PLL) of New Zealand.

On October 2, 2000, PLL domesticated into the U.S as a private Delaware corporation and changed its name to Ilion Technology Corporation (Ilion). The anticipated Initial Public Offering (IPO) and NASDAQ listing of Ilion in the fourth quarter of 2000, only by means of a prospectus, was postponed due to market conditions and other factors, and is expected to be undertaken as soon as practicable.

As stated in LTC's September 30, 2000 Form 10-QSB filing with the Securities and Exchange Commission (SEC), a meeting of LTC shareholders to approve the merger will be held after the Ilion IPO, and the Company expects that the merger with Ilion will be closed within 90 days of the IPO. Until the consummation of the merger, LTC and Ilion are continuing to work together as partners in leveraging their combined vertical integration capabilities and patented/proprietary technologies.

Under the original terms of the Merger Agreement, all outstanding shares of LTC stock would be exchanged for a minimum of 3.5 million and a maximum of approximately 4.1 million shares of Ilion stock depending upon the number of LTC warrants and options exercised prior to the merger. To facilitate moving forward with the Ilion IPO, and in turn to facilitate the closing of the merger, Ilion and LTC determined that it was necessary to restructure the merger transaction from a variable price arrangement to a fixed price arrangement.

Accordingly, LTC and Ilion have agreed to amend their Merger Agreement. At the time of the merger, all outstanding shares of LTC stock will be converted into an aggregate number of Ilion shares according to the following formula:
$25,000,000 will be divided by the average Ilion share price for 30 days prior to the merger, with a minimum of 2.5 million Ilion shares and a maximum of 5 million Ilion shares. The amended Merger Agreement also stipulates a maximum lock-up period for the converted merger securities of 180 days after the closing of the IPO, consistent with the requirements imposed by the underwriters on a majority of the Ilion shareholders. These provisions of the new amendment only become effective when Ilion files a registration statement with the SEC relating to the IPO. If the Ilion IPO Registration Statement has not been declared effective by the SEC by July 31, 2001, LTC or Ilion has the right to revert to the original terms and conditions of the Merger Agreement.

LTC Chairman and CEO, David J. Cade, said: "Ilion has continued to provide operating capital to LTC on a monthly basis since October 1999, and LTC is continuing to provide technology support to
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Ilion in large footprint cell structures, large battery assemblies and manufacturing process scale-up for all portable electronics, Hybrid Electric Vehicle and stationary applications. We are now looking forward to the closing of the Ilion IPO and the merger".

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This does not constitute an offer of any securities for sale.

CONTACT:
TAMMY L. CIPPARONE
DIRECTOR OF ADMINISTRATION & CORPORATE SECRETARY
LITHIUM TECHNOLOGY CORPORATION
PHONE:  (610) 940-6090 EXT. 108
FAX:    (610) 940-6091
E-MAIL: ltc@snip.net